EXHIBIT 99.1

Lifeway Foods, Inc. to Announce Results for the Third Quarter Ended September 30, 2015

Morton Grove, IL — November 9, 2015 — Lifeway Foods, Inc., (Nasdaq: LWAY), the leading U.S. supplier of kefir cultured dairy products, today reported financial results for the third quarter of its fiscal 2015 ended September 30, 2015.

“This year we have made good progress on our strategic initiatives as evidenced by our solid results for the third quarter,” said Julie Smolyansky, CEO of Lifeway Foods, Inc. “We are committed to providing the highest quality kefir products and our performance demonstrates the strong and continued demand for Lifeway Kefir. Our team is diligently focused on creating innovative products, expanding distribution across new and existing retail channels, and growing Lifeway’s brand awareness. We are confident in our ability to develop our business into a global, healthy food products company as we execute on the tremendous opportunities ahead of us.”

Third Quarter Results
Third quarter 2015 total consolidated net sales decreased 2% to $29.6 million from $30.1 million in the third quarter of 2014. The Company’s third quarter net sales were impacted by significantly higher customer promotional allowances.

Cost of goods sold as a percentage of net sales, excluding depreciation expense, was approximately 67% during the third quarter compared to approximately 72% for the same period last year. This decrease was primarily driven by lower milk prices partially offset by an increase in promotional allowances and discounts given to customers. Gross profit as a percent of net sales increased to 31% from 26% last year.

Selling expenses decreased approximately 4% to $2.7 million during the third quarter of 2015 from $2.8 million in the third quarter of 2014.

General and administrative expenses increased $1.5 million to $4.1 million from $2.6 million in the same three-month period last year. The increase is primarily a result of increases in salaries and professional fees primarily associated with the Company’s delayed SEC filings.

Provision for income taxes was $0.9 million, or a 50.9% effective rate, for the third quarter of 2015 compared to $1.2 million, or a 54.2% effective tax rate, during the same period in 2014.

Net income was $0.9 million, or $0.05 per diluted share, in the three-month period ended September 30, 2015 compared to net income of $1.0 million, or $0.06 per diluted share, in the same period in 2014.

First Nine Months of Fiscal 2015
Total consolidated net sales increased by $0.2 million, or approximately 0.3%, to $89.0 million during the nine-month period ended September 30, 2015 from $88.8 million during the same nine-month period in 2014.

Cost of goods sold as a percentage of net sales, excluding depreciation expense, was approximately 71% during the first nine months of fiscal 2015 compared to approximately 73% for the same period last year. This improvement was primarily driven by lower milk prices partially offset by an increase in promotional allowances and discounts given to customers. Gross profit as a percent of net sales increased to 28% from 25% last year.

Selling expenses decreased approximately 5% to $9.5 million during the first nine months of 2015 from $10.0 million in the first nine months of 2014.

General and administrative expenses increased $3.8 million to $10.9 million from $7.1 million in the same nine-month period last year. The increase is primarily a result of increases in salaries, Wisconsin facilities expenses, and professional fees primarily associated with the Company’s delayed SEC filings in 2015

Provision for income taxes was $1.7 million, or a 50.8% effective rate, for the first nine months of 2015 compared to $2.3 million, or a 53.8% effective tax rate, during the same period in 2014.

Net income was $1.6 million or $0.10 per share for the nine-month period ended September 30, 2015 compared to $2.0 million or $0.12 per share in the same period in 2014.

Balance Sheet/Cash Flow Highlights
The Company had cash and cash equivalents of approximately $5.0 million as of September 30, 2015 compared to cash and cash equivalents of $3.3 million as of December 31, 2014.  The Company also generated $4.4 million in cash from operating activities in the first nine-months of 2015 compared to $3.7 million in the year ago period.

Stock Repurchase Program
In September, the Company’s Board of Directors authorized a stock repurchase program for up to 250,000 shares of common stock or up to $3.5 million. There were no share repurchases during the nine months ended September 30, 2015.

Conference Call
The Company will host a conference call to discuss these results with additional comments and details on Monday, November 9, 2015 at 4:30 p.m. ET. The call will be broadcast live over the Internet hosted at the Investor Relations section of Lifeway Foods’ website at www.lifewaykefir.com, and will be archived online through November 23, 2015. In addition, listeners may dial 877-407-3982 in North America, and international listeners may dial 201-493-6780. Participants from the Company will be Julie Smolyansky, President and Chief Executive Officer, and Edward Smolyansky, Chief Financial Officer and Chief Operating Officer.

About Lifeway Foods
Lifeway Foods (LWAY), recently named one of Forbes Best Small Companies, is America’s leading supplier of the probiotic fermented beverage known as kefir. In addition to its line of drinkable kefir, the company also produces frozen kefir, specialty cheeses and a ProBugs line for kids. Lifeway’s tart and tangy cultured dairy products are now sold across the United States, Canada, Latin America and the United Kingdom. Learn how Lifeway is good for more than just you at www.lifewaykefir.com.

Find Lifeway Foods, Inc. on Facebook: www.facebook.com/lifewaykefir
Follow Lifeway Foods on Twitter: http://twitter.com/lifeway_kefir
YouTube: http://www.youtube.com/user/lifewaykefir

Forward Looking Statements
This news release contains forward-looking statements. Investors are cautioned that actual results may differ materially from such forward-looking statements. Forward-looking statements involve risks and uncertainties including, but not limited to, competitive pressures and other important factors detailed in the Company's reports filed with the Securities and Exchange Commission.

Contact:

Lifeway Foods, Inc.
Phone: 877.281.3874
Email: info@Lifeway.net
Investor Relations:

ICR

Katie Turner Hunter Wells
646.277.1228

LIFEWAY FOODS, INC. AND SUBSIDIARIES
Consolidated Statements of Financial Condition
September 30, 2015 and December 31, 2014

	September 30,	December 31,
	2015	2014
	(Unaudited)
ASSETS

Current assets
Cash and cash equivalents	$5,010,669	$3,260,244
Investments, at fair value	2,512,537	2,779,140
Certificates of deposits in financial institutions	534,678	149,965
Inventories	6,931,773	5,814,219
Accounts receivable, net of allowance for doubtful accounts and discounts of $1,100,000and $1,050,000 at September 30, 2015 and December 31, 2014, respectively	10,753,485	10,213,541
Prepaid expenses and other current assets	53,966	251,922
Other receivables	37,850	134,338
Deferred income taxes	612,159	408,340
Refundable income taxes	129,426	1,140,796
Total current assets	26,576,273	24,152,505

Property and equipment, net	21,602,426	21,892,395

Intangible assets
Goodwill	14,068,091	14,068,091
Other intangible assets, net	2,523,006	3,059,764
Total intangible assets	16,591,097	17,127,855

Other Assets
Long-term accounts receivable, net of current portion	294,767	251,683
Total assets	$65,064,563	$63,424,438

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities
Current maturities of notes payable	$840,000	$872,285
Accounts payable	5,190,593	5,586,755
Accrued expenses	3,104,452	2,066,076
Accrued income taxes	448,891	—
Total current liabilities	9,583,936	8,525,116

Notes payable	7,329,328	8,124,515

Deferred income taxes	1,806,539	2,075,095
Total liabilities	18,719,803	18,724,726

Stockholders’ equity
Common stock, no par value; 40,000,000 shares authorized;
17,273,776 shares issued; 16,346,017 shares outstanding
at September 30, 2015 and December 31, 2014	6,509,267	6,509,267
Paid-in-capital	2,032,516	2,032,516
Treasury stock, at cost	(8,187,682)	(8,187,682)
Retained earnings	46,189,101	44,543,618
Accumulated other comprehensive loss, net of taxes	(198,442)	(198,007)
Total stockholders’ equity	46,344,760	44,699,712

Total liabilities and stockholders’ equity	$65,064,563	$63,424,438

LIFEWAY FOODS, INC. AND SUBSIDIARIES
Consolidated Statements of Income and Comprehensive Income
For the Three Months and Nine Months Ended September 30, 2015 and 2014
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Gross sales	$33,519,071	$32,704,435	$102,913,996	$97,359,630
Less: discounts and promotional allowances	(3,920,406)	(2,594,213)	(13,872,019)	(8,552,286)
Net sales	29,598,665	30,110,222	89,041,977	88,807,344

Cost of goods sold	19,929,639	21,697,954	62,778,735	64,812,489
Depreciation expense	613,830	610,966	1,808,988	2,022,204

Total cost of goods sold	20,543,469	22,308,920	64,587,723	66,834,693

Gross profit	9,055,196	7,801,302	24,454,254	21,972,651

Selling expenses	2,706,375	2,804,127	9,486,177	9,977,636
General and administrative	4,117,811	2,627,566	10,919,862	7,115,393
Amortization expense	178,919	178,919	536,758	536,758

Total operating expenses	7,003,105	5,610,612	20,942,797	17,629,787

Income from operations	2,052,091	2,190,690	3,511,457	4,342,864

Other income (expense):
Interest and dividend income	25,259	22,739	86,477	86,664
Rental income	1,800	1,201	5,400	2,900
Interest expense	(55,698)	(62,084)	(179,468)	(194,377)
(Loss)/Gain on sale of investments, net
reclassified from OCI	839	(22,940)	(21,098)	39,190
Gain on sale of property and equipment	200	85,077	243,283	8,592
Other income (expense), net	(205,000)	—	(303,796)	1,674
Total other income (expense)	(232,600)	23,993	(169,202)	(55,357)

Income before provision for
income taxes	1,819,491	2,214,683	3,342,255	4,287,507

Provision for income taxes	926,639	1,201,005	1,696,772	2,307,234

Net income	$892,852	$1,013,678	$1,645,483	$1,980,273

Basic and diluted earnings
per common share	$0.05	$0.06	$0.10	$0.12

Weighted average number of
common shares outstanding	16,346,017	16,346,017	16,346,017	16,346,017

COMPREHENSIVE INCOME

Net income	$892,852	$1,013,678	$1,645,483	$1,980,273

Other comprehensive income
(loss), net of tax:
Unrealized gains (losses) on
investments (net of tax)	(183,170)	(93,679)	(247,645)	(22,524)
Less reclassification adjustment
for (gains) losses and other than temporary impairments included in
net income (net of taxes)	124,395	13,702	247,210	(23,408)

Comprehensive income	$834,047	$933,701	$1,645,048	$1,934,341

LIFEWAY FOODS, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows
For the Nine Months Ended September 30, 2015 and 2014
(Unaudited)

	September 30,
Cash flows from operating activities:	2015	2014
Net income	$1,645,483	$1,980,273
Adjustments to reconcile net income to net
cash flows from operating activities:
Depreciation and amortization	2,345,746	2,558,962
Loss (gain) on sale of investments, net	21,098	(39,190)
Impairment of investments	384,500	—
Deferred income taxes	(472,375)	(783,607)
Bad debt expense	250	76,049
Gain on sale of property and equipment	(243,083)	(8,592)
(Increase) decrease in operating assets:
Accounts receivable	(540,194)	(1,548,110)
Other receivables	53,674	76,552
Inventories	(1,117,554)	(235,849)
Refundable income taxes	1,011,370	972,522
Prepaid expenses and other current assets	197,956	73,379
Increase (decrease) in operating liabilities:
Accounts payable	(396,162)	595,333
Accrued expenses	1,038,376	(40,184)
Accrued income taxes	448,891	—
Net cash provided by operating activities	4,377,976	3,677,538

Cash flows from investing activities:
Purchases of investments	(1,369,285)	(2,319,742)
Proceeds from sale of investments	1,229,855	1,736,946
Redemption of certificates of deposits	249,965	15,000
Investments in certificates of deposits	(634,678)	—
Purchases of property and equipment	(1,618,716)	(3,052,303)
Proceeds from sale of property and equipment	342,780	89,076
Net cash used in investing activities	(1,800,079)	(3,531,023)

Cash flows from financing activities:
Repayment of notes payable	(827,472)	(657,694)
Net cash used in financing activities	(827,472)	(657,694)

Net (decrease) increase in cash and cash equivalents	1,750,425	(511,179)

Cash and cash equivalents at the beginning of the period	3,260,244	3,306,608

Cash and cash equivalents at the end of the period	$5,010,669	$2,795,429
Supplemental cash flow information Cash paid for income taxes	$1,120,000	$2,131,658
Cash paid for interest	$177,521	$195,275